SUBSIDIARIES OF THE REGISTRANT

Parent
MSB Financial Corp.

Subsidiaries	State or Other Jurisdiction of Incorporation	Percentage Ownership
Millington Bank	New Jersey	100%

Subsidiaries of Millington Savings Bank
Millington Savings Service Corp.	New Jersey	100%